Exhibit 99.1
hhgregg Announces First Fiscal Quarter Operating Results
INDIANAPOLIS, August 6, 2015 - hhgregg, Inc. (NYSE: HGG) today announced operating results for the first quarter ended June 30, 2015 as compared to the first quarter ended June 30, 2014.
First Quarter Summary

•	Net sales decreased 6.6% to $441.1 million compared to prior year first quarter

•
Comparable store sales decreased 6.3% compared to the prior year first quarter. This was a 370 basis point sequential improvement compared to the comparable stores sales decrease of 10.0% in the fourth quarter of fiscal 2015.

•	25.5% increase in comparable sales on the e-commerce site

•	Gross margin increased to 30.5% compared to 29.7% in the prior year first quarter

•	Net loss per diluted share was $0.32 versus net loss per diluted share of $0.36 in the prior year first quarter

•	EBITDA increased to $0.2 million compared to $(3.5) million in the prior year first quarter
Dennis May, President and Chief Executive Officer, commented, “We were pleased to have a solid start to our fiscal year and to see an immediate impact from our fiscal 2016 initiatives on our financial results, highlighted by generating positive EBITDA for the quarter.  Our transformation investments have been focused on both cost cutting efforts and revenue generation. While comps were still negative in the first fiscal quarter, we saw a positive sequential improvement in our sales and traffic trend despite a significant reduction in our advertising expense.  Though we were pleased with the traction of the transformation initiatives, we still have a lot of work in front of us.”

	Three Months Ended
	June 30,
(unaudited, amounts in thousands, except share and per share data)	2015	2014
Net sales	$441,063	$472,293
Net sales % decrease	(6.6)%	(10.0)%
Comparable store sales % decrease (1)	(6.3)%	(10.2)%
Gross profit as a % of net sales	30.5%	29.7%
SG&A as a % of net sales	25.2%	24.7%
Net advertising expense as a % of net sales	5.2%	5.8%
Depreciation and amortization expense as a % of net sales	1.9%	2.2%
Loss from operations as a % of net sales	(1.9)%	(3.0)%
Net interest expense as a % of net sales	0.1%	0.1%
Net loss	$(8,755)	$(10,269)
Net loss per diluted share	$(0.32)	$(0.36)
EBITDA	$199	$(3,474)
Weighted average shares outstanding—diluted	27,680,209	28,444,948
Number of stores open at the end of period	227	229

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

HIGHLIGHTS FOR THE FIRST QUARTER
Revenue Highlights
Our net sales performance in the quarter was driven primarily by a comparable store sales decline, although we sequentially improved our comparable sales in appliances, consumer electronics and home products categories from fourth quarter of fiscal 2015 to first quarter of fiscal 2016. Net sales mix and comparable store sales percentage changes by product category for the three month periods ended June 30, 2015 and 2014 were as follows:

	Net Sales Mix Summary		Comparable Store Sales Summary
	Three Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2015	2014
Appliances	59%	57%	(2.2)%	(2.0)%
Consumer electronics (1)	30%	31%	(8.3)%	(18.7)%
Computers and tablets	5%	7%	(42.0)%	(29.5)%
Home products (2)	6%	5%	12.1%	(0.5)%
Total	100%	100%	(6.3)%	(10.2)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

Our comparable store sales drivers for the three months ended June 30, 2015 are summarized below:

	Comparable Store Sales	Comparable Store Sales Excluding Mobile and Fitness	Average Selling Price	Sales Volume
Appliances	(2.2)%	(2.2)%	Decrease	Decrease
Consumer electronics (1)	(8.3)%	(8.3)%	Increase	Decrease
Computers and tablets	(42.0)%	(38.6)%	Decrease	Decrease
Home products (2)	12.1%	17.4%	Increase	Increase
Total	(6.3)%	(5.7)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

Gross Margin Highlights
Our gross profit margin, expressed as gross profit as a percentage of net sales, increased approximately 80 basis points for the three month period ended June 30, 2015 to 30.5% from 29.7% for the comparable prior year period.

•
Our increase in gross profit margin for the period was primarily a result of a favorable product sales mix to categories with higher gross margin rates and increases in gross profit margin rates for the consumer electronics, computers and tablets and home products categories.

Cost Structure Highlights
We continue to manage our cost structure to align with our expected sales levels and to keep our company positioned for EBITDA growth.
The increase in SG&A as a percentage of net sales to 25.2% from 24.7% for the comparable prior year period was a result of:

▪
77 basis point increase in consulting expenses to assist in rationalizing our marketing spend, optimizing our logistics network and accelerating our transformation efforts. During the quarter, $3.9 million of consulting fees were incurred related to transformation efforts;

▪	48 basis point increase in occupancy costs due to the deleveraging effect of our net sales decline; and

▪	38 basis point increase in bank transactions fees associated with higher cost financing options offered to the customer and higher private label credit card penetration.
These increases were partially offset by the result of:

▪	47 basis point decrease in wages due to our continuing effort to drive efficiencies in our labor structure; and

▪	35 basis point decrease in employee benefits due to a reduction in medical expenses.

•
The decrease in net advertising expense as a percentage of net sales was due to a reduction of gross advertising spend primarily driven by reductions in print media along with rebalancing of spending among the different advertising mediums.

•
During the first quarter, we realized $9.8 million of our expected $50 million of cost savings identified as a fiscal 2016 initiative. We were able to front load more of this cost savings than we originally anticipated.

Stock Repurchase Plan
During the first quarter ended June 30, 2015, the Company did not repurchase any shares under the Company’s $40 million share repurchase program that was authorized by the Company’s Board of Directors and was effective on May 20, 2014. The Company acquired a total of $5.3 million under the program. This share repurchase program expired on May 20, 2015.

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended June 30, 2015, on Thursday, August 6, 2015 at 9:00 a.m. (Eastern Time). Our call will be hosted by Dennis May, our President and CEO, Robert Riesbeck, our CFO, and Lance Peterson, our Director of Finance & Investor Relations.
Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 227 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Forward Looking Statements
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to the Company’s financial performance, ability to manage costs, ability to execute our 2016 initiatives, innovation in the video industry, the impact and amount of non-cash charges, and shifts in the Company’s sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets and recognize deferred tax assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K filed May 15, 2015. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Lance Peterson, Director, Finance & Investor Relations
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	June 30, 2015	June 30, 2014
	(In thousands, except share and per share data)
Net sales	$441,063	$472,293
Cost of goods sold	306,706	331,954
Gross profit	134,357	140,339
Selling, general and administrative expenses	111,104	116,589
Net advertising expense	23,054	27,224
Depreciation and amortization expense	8,369	10,475
Loss from operations	(8,170)	(13,949)
Other expense (income):
Interest expense	590	629
Interest income	(5)	(5)
Total other expense	585	624
Loss before income taxes	(8,755)	(14,573)
Income tax benefit	—	(4,304)
Net loss	$(8,755)	$(10,269)
Net loss per share
Basic	$(0.32)	$(0.36)
Diluted	$(0.32)	$(0.36)
Weighted average shares outstanding-basic and diluted	27,680,209	28,444,948
HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended
	June 30, 2015	June 30, 2014
Net sales	100.0%	100.0%
Cost of goods sold	69.5	70.3
Gross profit	30.5	29.7
Selling, general and administrative expenses	25.2	24.7
Net advertising expense	5.2	5.8
Depreciation and amortization expense	1.9	2.2
Loss from operations	(1.9)	(3.0)
Other expense (income):
Interest expense	0.1	0.1
Interest income	—	—
Total other expense	0.1	0.1
Loss before income taxes	(2.0)	(3.1)
Income tax benefit	—	(0.9)
Net loss	(2.0)%	(2.2)%
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2015, MARCH 31, 2015 AND JUNE 30, 2014
(UNAUDITED)

	June 30, 2015	March 31, 2015	June 30, 2014
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$9,742	$30,401	$3,147
Accounts receivable—trade, less allowances of $13, $19 and $137 as of June 30, 2015, March 31, 2015 and June 30, 2014, respectively	17,178	11,901	20,026
Accounts receivable—other	16,109	16,715	17,244
Merchandise inventories, net	324,551	257,469	364,252
Prepaid expenses and other current assets	10,229	6,581	6,548
Income tax receivable	5,345	5,326	14,690
Total current assets	383,154	328,393	425,907
Net property and equipment	123,985	128,107	188,229
Deferred financing costs, net	1,661	1,796	2,200
Deferred income taxes	7,816	6,489	37,613
Other assets	2,914	2,844	2,243
Total long-term assets	136,376	139,236	230,285
Total assets	$519,530	$467,629	$656,192
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$167,108	$112,143	$167,261
Customer deposits	49,737	48,742	48,395
Accrued liabilities	52,161	46,723	54,695
Deferred income taxes	7,816	6,489	5,339
Total current liabilities	276,822	214,097	275,690
Long-term liabilities:
Deferred rent	66,107	67,935	71,731
Other long-term liabilities	10,870	12,009	11,540
Total long-term liabilities	76,977	79,944	83,271
Total liabilities	353,799	294,041	358,961
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2015, March 31, 2015 and June 30, 2014, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,204,660, 41,161,753 and 41,158,041 shares issued; and 27,707,978, 27,665,071 and 28,394,164 outstanding as of June 30, 2015, March 31, 2015, and June 30, 2014, respectively	4	4	4
Additional paid-in capital	302,578	301,680	298,541
Retained earnings	13,377	22,132	144,609
Common stock held in treasury at cost 13,496,682, 13,496,682 and 12,763,877 shares as of June 30, 2015, March 31, 2015, and June 30, 2014, respectively	(150,228)	(150,228)	(145,923)
Total stockholders’ equity	165,731	173,588	297,231
Total liabilities and stockholders’ equity	$519,530	$467,629	$656,192

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JUNE 30, 2015 AND 2014
(UNAUDITED)

	Three Months Ended
	June 30, 2015	June 30, 2014
	(In thousands)
Cash flows from operating activities:
Net loss	$(8,755)	$(10,269)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,369	10,475
Amortization of deferred financing costs	135	134
Stock-based compensation	898	1,469
Gain on sales of property and equipment	(78)	(27)
Deferred income taxes	—	9,128
Tenant allowances received from landlords	580	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(5,277)	(4,905)
Accounts receivable—other	46	(736)
Merchandise inventories	(67,082)	(65,710)
Income tax receivable	(19)	(13,310)
Prepaid expenses and other assets	(3,645)	98
Accounts payable	55,081	24,685
Customer deposits	995	6,877
Income tax payable	—	(122)
Accrued liabilities	5,438	3,670
Deferred rent	(1,848)	(1,803)
Other long-term liabilities	(1,072)	(385)
Net cash used in operating activities	(16,234)	(40,731)
Cash flows from investing activities:
Purchases of property and equipment	(4,304)	(4,430)
Proceeds from sales of property and equipment	11	33
Purchases of corporate-owned life insurance	(73)	(218)
Net cash used in investing activities	(4,366)	(4,615)
Cash flows from financing activities:
Purchases of treasury stock	—	(976)
Net (repayments) borrowings on inventory financing facility	(59)	1,305
Net cash (used in) provided by financing activities	(59)	329
Net decrease in cash and cash equivalents	(20,659)	(45,017)
Cash and cash equivalents
Beginning of period	30,401	48,164
End of period	$9,742	$3,147
Supplemental disclosure of cash flow information:
Interest paid	$459	$489
Income taxes paid	$19	$—
Capital expenditures included in accounts payable	$1,352	$1,533

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF EBITDA
(UNAUDITED)

	Three Months Ended
(Amounts in thousands)	June 30, 2015	June 30, 2014

Net loss as reported	$(8,755)	$(10,269)
Adjustments:
Depreciation and amortization	8,369	10,475
Interest expense, net	585	624
Income tax expense (benefit)	—	(4,304)
EBITDA	$199	$(3,474)

EBITDA represents net income (loss) before income tax expense, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. EBITDA is not a measure of performance under generally accepted accounting principles (GAAP) and should not be considered as a substitute for net loss prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of EBITDA measures are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect interest expense or the cash requirements necessary to service interest payments on our debt;

•	EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•
Although depreciation and amortization are non-cash charges, the asset being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only as a supplement.

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2014, 2015 and 2016
(Unaudited)

	FY2014				FY2015				FY2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Beginning Store Count	228	228	228	228	228	229	228	228	228
Store Openings	—	—	—	—	1	—	—	—	1
Store Closings	—	—	—	—	—	(1)	—	—	(2)
Ending Store Count	228	228	228	228	229	228	228	228	227
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.